Federal Home Loan Bank of Des Moines
announcement

September 23, 2014

FHLB Des Moines Board of Director Elections
2014 Director Election underway; North Dakota Banker Hardmeyer declared re-elected to FHLB Des Moines Board

Voting is now open in the Federal Home Loan Bank of Des Moines (FHLB Des Moines) 2014 Director Election for member and independent directors.  Member director elections will take place in the states of Minnesota and South Dakota and members in those states will each fill one member director seat in their respective states. Two independent director seats will be filled in 2014 through a district-wide election. One of the two independent directorships to be filled is designated as a public interest director.

The state of North Dakota also had one member directorship to fill in the 2014 election process. Mr. Eric A. Hardmeyer, president and CEO of the Bank of North Dakota in Bismarck, North Dakota, was the only eligible candidate from North Dakota who chose to stand for election and was, therefore, declared re-elected to his third term on the Bank’s board in accordance with Federal Housing Finance Agency regulations. Mr. Hardmeyer will begin serving his third term on January 1, 2015.

Mr. Hardmeyer is a North Dakota native and has spent most of his career at the Bank of North Dakota, the country’s only state-owned bank. He joined the organization in 1985 as a loan officer and served as senior vice president of lending before becoming president and chief executive officer in 2001. Mr. Hardmeyer is the past chairman of the North Dakota Bankers Association and also serves on the board of directors of the Bismarck-Mandan Chamber of Commerce and the Missouri Valley YMCA. He is a member of the Federal Reserve Bank of Minneapolis Community Depository Institutions Advisory Council.  Mr. Hardmeyer has served on the board of the FHLB Des Moines since January 1, 2008.

FHLB Des Moines board of directors is comprised of both member and independent directorships from Iowa, Minnesota, Missouri, North Dakota and South Dakota.
If you have any questions about the election process, please contact Dara Queck, VP/Director of MFS, at 515.281.1052.